Exhibit 10.4

EXECUTION COPY

FIRST AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This FIRST AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of February 6, 2020, is entered into by and among the following parties:

(i)	LAMAR TRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “TRS Borrower”);

(ii)	LAMAR QRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “QRS Borrower”; together with the TRS Borrower, collectively, the “Borrowers”);

(iii)	LAMAR MEDIA CORP., a Delaware corporation, as initial Servicer; and

(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and as Lender.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A. The parties hereto have entered into a Receivables Financing Agreement, dated as of December 18, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B. Concurrently herewith, the TRS Borrower, as buyer, the Servicer, as servicer and as an originator, and the various originators party thereto, are entering into that certain First Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “TRS PSA Amendment”).

C. Concurrently herewith, the QRS Borrower, as buyer, the Servicer, as servicer and as an originator, and the various originators party thereto, are entering into that certain First Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “QRS PSA Amendment” and, together with the TRS PSA Amendment, the “PSA Amendments”).

D. The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2. Representations and Warranties of the Borrowers and the Servicer. Each Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b) Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the PSA Amendments, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the PSA Amendments, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with their terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c) No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the PSA Amendments or the transactions contemplated hereby or thereby.

(d) Credit Agreement. The Servicer has delivered to the Administrative Agent a true and correct copy of the Credit Agreement as in effect on the First Amendment Effective Date, which Credit Agreement has not been amended or otherwise modified as of the First Amendment Effective Date.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

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SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received the following:

(a) counterparts to this Amendment executed by each of the parties hereto;

(b) counterparts to the PSA Amendments executed by each of the parties thereto; and

(c) a copy of the Credit Agreement as in effect on the date hereof.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 8. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT

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MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

SECTION 10. Performance Guaranty Ratification. After giving effect to this Amendment and the transactions contemplated by this Amendment, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

LAMAR TRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer, and Treasurer

LAMAR QRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer, and Treasurer

LAMAR MEDIA CORP.,
as the Servicer

By:	/s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer, and Treasurer

S-1	First Amendment to the Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

S-2	First Amendment to the Receivables Financing Agreement

Acknowledged and agreed:

LAMAR MEDIA CORP.,
as Performance Guarantor

By:	/s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer, and Treasurer

S-3	First Amendment to the Receivables Financing Agreement

Exhibit A

(attached)

EXECUTION ~~VERSION~~COPY

EXHIBIT A to

First Amendment to Receivables Financing Agreement, dated as of February 6, 2020

RECEIVABLES FINANCING AGREEMENT

Dated as of December 18, 2018

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

LAMAR MEDIA CORP.,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	[Reserved]
EXHIBIT G	–	Form of Information Package
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum
EXHIBIT J	–	Form of Interim Report

SCHEDULES
SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Mail-Boxes
SCHEDULE V	–	Approved Accounts

-iv-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 18, 2018 by and among the following parties:

(i) LAMAR TRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (together with its successors and assigns, the “TRS Borrower”);

(ii) LAMAR QRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (together with its successors and assigns, the “QRS Borrower”; together with the TRS Borrower, collectively, the “Borrowers”);

(iii) the Persons from time to time party hereto as Lenders;

(iv) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(v) LAMAR MEDIA CORP., a Delaware corporation, in its individual capacity (“Lamar”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(vi) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Borrowers have acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreements. The Borrowers have requested that the Lenders make Loans from time to time to the Borrowers, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among a Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in Dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Tranche Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage; provided, however, that with respect to the initial Tranche Period for a Loan that is not advanced on a Monthly Settlement Date, Adjusted LIBOR shall be the interest rate per annum equal to LMIR for each day during such initial Tranche Period from the date that such Loan is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on

Bloomberg Finance L.P. Screen US0001M

or appropriate successor

Adjusted LIBOR =

1.00 - Euro-Rate Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advertiser Obligor” means with respect to a Receivable, any Obligor that is the related advertiser under the related Contract, including, if applicable, as set forth on the related invoice.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliate Collections” means, with respect to any Affiliate Receivable: (a) all funds that are received by any Person in payment of any amounts owed in respect of such Affiliate Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Affiliate Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable and available to be applied thereon) and (b) all other proceeds of such Affiliate Receivable.

“Affiliate Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Person that is an Affiliate of an Originator (but is not an Originator or a Borrower), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto.

“Agency Obligor” means with respect to a Receivable, any Obligor that is (i) the advertising agency, agent or licensee of the related Advertiser Obligor or (ii) any other Person other than the Advertiser Obligor.

“Agency Receivable” means any Receivable that has one or more Agency Obligors with respect thereto.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Applicable Obligor” means (i) with respect to any Agency Receivable, the related Agency Obligor and (ii) with respect to any other Receivable, the related Advertiser Obligor.

“Approved Account” means each account listed on Schedule V to this Agreement.

“Approved Account Conditions” means, at any time of determination, the satisfaction of each of the following conditions: (i) either (x) no Event of Default or Ratings Event has occurred and is continuing or (y) if an Event of Default or Ratings Event shall have occurred and be continuing, within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), the Borrowers (or the Servicer on their behalf) shall have caused each Approved Account to be covered by an Account Control Agreement, and (ii) no Approved Account is subject to any Adverse Claim (other than any Permitted Adverse Claim).

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, a Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel (which counsel shall be limited to one outside law firm (or such greater number determined by any Credit Party while an Event of Default has occurred and is continuing) for the Administrative Agent and all Credit Parties (or, in the case of (i) Section 13.01, one outside law firm (or such greater number determined by any Borrower Indemnified Party while an Event of Default has occurred and is continuing) for all Borrower Indemnified Parties or (ii) Section 13.02, one outside law firm (or such greater number determined by any Servicer Indemnified Party while an Event of Default has occurred and is continuing) for all Servicer Indemnified Parties (other than the Borrowers and their respective officers, directors, agents and employees)), and, if reasonably required, a single local law firm in each applicable jurisdiction, so long as no Credit Party (or Borrower Indemnified Party or Servicer Indemnified Party, as the case may be) has in good faith (based on advice of counsel), reasonably determined that its interests conflict sufficiently with those of the other Credit Parties (or Borrower Indemnified Parties or Servicer Indemnified Parties, as the case may be) to warrant the retention of separate counsel for such Credit Party (or Borrower Indemnified Party or Servicer

Indemnified Party, as the case may be), in which case, “Attorney Costs” shall also include the fees, costs and disbursements of such separate counsel). For the avoidance of doubt, “Attorney Costs” shall include fees, costs, expenses and disbursements of McGlinchey Stafford PLLC, as a local Louisiana law firm for the Credit Parties.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer;

(b) 0.50% per annum above the latest Federal Funds Rate; and

(c) 0.50% per annum above Adjusted LIBOR applicable to the Interest Period for which the Base Rate is then being determined.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrowers to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to any Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrowers’ Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time (other than any Pool Receivables that constitute Defaulted Receivables at such time), minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under each Intercompany Loan Agreement at such time, plus (E) the aggregate accrued and unpaid interest owing under each Intercompany Loan Agreement at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than the last day of the related Tranche Period or (ii) to the extent that a Borrower shall for any reason, fail to borrow on the date specified by such Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by a Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by a Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrowers and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrowers in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a) Parent ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the QRS Borrower free and clear of all Adverse Claims;

(b) TRS Holdings ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the TRS Borrower free and clear of all Adverse Claims;

(c) Holdings ceases to own, directly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of the Performance Guarantor;

(d) Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Borrower, the Servicer or any Originator;

(e) a “Change in Control” (as defined in the Credit Agreement);

(f) any Adverse Claim shall exist with respect to any Intercompany Loan Agreement or any Intercompany Loan; or

(g) with respect to Holdings:

(i) the capital stock of Holdings owned directly or indirectly by Charles W. Lamar, III or Kevin P. Reilly, Sr., either of their wives, children, children’s spouses, grandchildren, trusts of which either of them, their wives, children, children’s spouses and grandchildren are the sole beneficiaries and for which one or more of such individuals are the sole trustee(s) and any Qualified Reilly Partnership shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of Lamar) cease to constitute at least such percentage of the aggregate voting stock of Holdings as is sufficient at all times to elect a majority of the Board of Directors of Holdings;

(ii) any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than Charles W. Lamar, III or Kevin P. Reilly, Sr. and any of the other permitted holders referred to in clause (i) above, shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the ordinary voting power represented by the issued and outstanding voting capital stock of Holdings, or (y) acquire direct or indirect Control of Holdings; or

(iii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall be occupied by Persons who were neither (x) nominated by the Board of Directors of Holdings nor (y) appointed by directors so nominated.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 18, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of a Borrower) and, on and after the Post-Closing Date, maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, any Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commingling Report” has the meaning set forth in Section 9.04(d).

“Commitment” means, with respect to any Lender, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or reduced in connection with a reduction of the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Concentration Percentage” means (i) for any Group A Obligor, 24.0%, (ii) for any Group B Obligor, 24.0%, (iii) for any Group C Obligor, 12.0% and (iv) for any Group D Obligor, 6.0%.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) each Lamar Party, Holdings and each of Holding’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain ~~Third~~Fourth Amended and Restated Credit Agreement, dated as of ~~April 28, 2010 and amended and restated on February 9, 2012, February 3, 2014 and May 15, 2017,~~February 6, 2020, by and among Lamar, as borrower, the additional subsidiary borrowers and subsidiary guarantors from time to time party thereto, the lenders from to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, ~~as amended prior to the Closing Date and~~ as the same may be ~~further~~ amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date, a copy of which was delivered to the Administrative Agent on or prior to the Closing Date, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Party” means each Lender and the Administrative Agent.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate sales made by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid to (i) fund any portion of its Loans (or the Capital thereof) or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate sales made by the Originators during the month that is seven (7) Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the original due date for such payment;

(b) as to which an Insolvency Proceeding shall have occurred with respect to any Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that has been written off the applicable Originator’s or the applicable Borrower’s books as uncollectible; or

(d) that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the applicable Borrower’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the aggregate sales made by the Originators during such Fiscal Month plus (ii) the product of (x) 50.0%, multiplied by (y) the aggregate sales made by the Originators during the immediately preceding Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Borrowers to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month, by (b) the aggregate sales made by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by

(b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution; provided, that no Defaulting Lender shall be an “Eligible Assignee.”

“Eligible Foreign Obligor” means an Obligor which is neither a U.S. Obligor nor a Sanctioned Person.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) each Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of any Lamar Party; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person ~~and~~; (vii) not a material supplier to any Originator or an Affiliate of a material supplier and (viii) not a Subject Obligor;

(b) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in Dollars in the United States of America, and each Obligor with respect to which has been instructed to remit Collections in respect thereof directly to (i) a Lock-Box or Collection Account in the United States of America or (ii) so long as the Mail-Box Eligibility Condition is then satisfied, a Mail-Box in the United States of America;

(d) that does not have a due date which is more than 30 days after the original invoice date of such Receivable;

(e) that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f) that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of (A) the related Advertiser Obligor and (B) to the extent such Receivable is an Agency Receivable, the related Agency Obligor, in each case as applicable, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;

(g) that does not arise under a Contract as to which any rights (including, without limitation, rights to payment) have been assigned to, or are subject to assignment by, any third party (other than in accordance with the Transaction Documents);

(h) that has been transferred by an Originator to a Borrower pursuant to a Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(i) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(j) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the applicable Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(k) that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and no Obligor of which holds any right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(l) that satisfies all applicable requirements of the Credit and Collection Policy;

(m) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(n) in which a Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of any related Obligor or any Governmental Authority);

(o) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(p) that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(q) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(r) for which no Originator, no Borrower, the Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with any related Obligor in connection with the ordinary course of payment of such Receivable;

(s) that represents amounts earned and payable by each related Obligor that either (i) constitute Eligible Unperformed Receivables or (ii) are not subject to the performance of additional services by the Originator thereof or by the related Borrower and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable;

(t) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(u) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(v) for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(w) which represents all or part of the sales price or other right to payment in connection with the provision by an Originator of advertising space on out-of-home advertising structures and sites in the United States;

(x) for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of any related Obligor; provided, that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible; and

(y) that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than thirty (30) days have expired since the date such Unbilled Receivable arose.

“Eligible Unperformed Receivable” means, at any time of determination, any Unperformed Receivable for which (a) all obligations of the related Originator with respect to such Unperformed Receivable have been fully performed (including the posting of the relating advertisement), other than the maintenance of the posting of the related advertisement for the entire period of time required under the related Contract, (b) the related Contract has not been cancelled (and no notice of cancellation has been delivered to any Lamar Party) and no Obligor with respect to the related Contract is permitted thereunder or otherwise to cancel such Unperformed Receivable with less than 60 days’ notice to the related Originator, (c) the related Originator reasonably believes that it will be able to perform all of its obligations with respect to such Unperformed Receivable under and in accordance with the related Contract, (d) the related Originator has recognized a portion of the related revenue on its financial books and records in accordance with GAAP and (e) the related Originator is not required to maintain the posting of the related advertisement for such Unperformed Receivable for a period of time in excess of 30 days before such Unperformed Receivable will cease constituting an Unperformed Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a) the sum of the amounts calculated for each of the Applicable Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Applicable Obligor, over (ii) the product of (x) such Applicable Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have remained unpaid for more than 60 days but less than 91 days after the original due date of such Receivable, over (ii) the product of (x) 30.0%, multiplied by (y) the aggregate sales made by the Originators during the month that is three (3) Fiscal Months before the then-current Fiscal Month as of the date of determination; plus

(c) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have remained unpaid for more than 90 days but less than 121 days after the original due date of such Receivable, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate sales made by the Originators during the month that is four (4) Fiscal Months before the then-current Fiscal Month as of the date of determination; plus

(d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the product of (x) 10.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, any Obligor of which is a Governmental Authority, over (ii) the product of (x) 2.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, any Obligor of which is an Eligible Foreign Obligor, over (ii) the product of (x) 2.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unperformed Receivables, over (ii) the product of (x) 45.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, however, that during the continuance of a Ratings Event Level II the Administrative Agent may, upon ten (10) Business Days’ prior notice to the Borrowers, reduce the percentage in clause (ii)(x) above to 22.5%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(h).

“Facility Limit” means, $175,000,000, as reduced or increased from time to time pursuant to the terms hereof. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Covenant Event” shall be deemed to have occurred if, at any time, the Secured Debt Ratio exceeds ~~3.50~~4.50 to 1.00.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Amendment Effective Date” means February 6, 2020.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means any Applicable Obligor (or its parent or majority owner, as applicable, if such Applicable Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Applicable Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Applicable Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Applicable Obligor does not have a short-term rating from Moody’s, “A1”

or better by Moody’s on such Applicable Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Applicable Obligor that is a Subsidiary of an Applicable Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Applicable Obligor separately satisfies the definition of “Group B Obligor”, or “Group C Obligor”, in which case such Applicable Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Applicable Obligors.

“Group B Obligor” means an Applicable Obligor (or its parent or majority owner, as applicable, if such Applicable Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Applicable Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Applicable Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Applicable Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Applicable Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Applicable Obligor that is a Subsidiary of an Applicable Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Applicable Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Applicable Obligors, unless such deemed Applicable Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Applicable Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Applicable Obligors.

“Group C Obligor” means an Applicable Obligor (or its parent or majority owner, as applicable, if such Applicable Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Applicable Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Applicable Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s, or if such Applicable Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Applicable Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Applicable Obligor that is a Subsidiary of an Applicable Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Applicable Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Applicable Obligors, unless such deemed Applicable Obligor separately satisfies the definition of “Group A Obligor” or “Group B Obligor” in which case such Applicable Obligor shall be separately treated as a Group A Obligor or a Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Applicable Obligors.

“Group D Obligor” means any Applicable Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Applicable Obligor (or its parent or majority owner, as applicable, if such Applicable Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Holdings” means Lamar Advertising Company, a Delaware corporation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers or any of their respective Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit G.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Intercompany Loan” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Intercompany Loan Agreement” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a) subject to Sections 5.04 and 5.06 and so long as no Event of Default has occurred and is continuing on such day, LMIR or solely to the extent determined pursuant to Section 2.05, Adjusted LIBOR; provided, however, that the Interest Rate applicable to any LIBOR Loan that is not advanced on a Monthly Settlement Date shall be LMIR for each day during the initial Interest Period applicable to such Loan from the date such Loan is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date; or

(b) for any day while an Event of Default has occurred and is continuing, an interest rate per annum equal to the sum of 2.50% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) above, and (ii) the Base Rate in effect on such day;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means a report, in substantially the form of Exhibit J.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Lamar” has the meaning set forth in the preamble to this Agreement.

“Lamar Party” means each Borrower, the Servicer, each Originator and the Performance Guarantor.

“LCR Security” means any commercial paper or security (other than equity securities issued to Holdings or any Originator that is a consolidated subsidiary of Holdings under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Lender”.

“LIBOR Loan” means any Loan accruing Interest at Adjusted LIBOR.

“LIBOR Termination Date” has the meaning set forth in Section 5.06(a).

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for Dollars shown on Bloomberg US0001M Screen or appropriate successor
LMIR	=
1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by a Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:

(a) the sum of (i) the aggregate sales made by the Originators during the four (4) most recent Fiscal Months, plus (ii) the product of (x) 70%, multiplied by (y) the aggregate sales made by the Originators during the 5th most recent Fiscal Month; by

(b) the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) 2.25, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Mail-Box” means each address of the Servicer or any Originator which is listed on Schedule IV.

“Mail-Box Eligibility Condition” means, as of any date of determination, the satisfaction of each of the following conditions (i) substantially all payments on the Pool Receivables or other Collections that are received in any Mail-Box are promptly (but in any event within two (2) Business Days after receipt) remitted directly into a Collection Account and (ii) with respect to any Receivable and the related Obligor, if a Servicer Termination Event or a Ratings Event Level II has occurred and is continuing and the Administrative Agent has instructed (or directed any Borrower or the Servicer to so instruct) such Obligor to remit payments under Pool Receivables directly to a Collection Account or a Lock-Box (or directly to the Administrative Agent or its designee), the most recent payment remitted by such Obligor following receipt of such instruction was made to a Collection Account or a Lock-Box (or directly to the Administrative Agent or its designee).

“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to both (i) the Servicer, the Performance Guarantor and the Originators, taken as a whole and (ii) the Borrowers, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of the Servicer, the Performance Guarantor and the Originators, taken as a whole;

(b) the assets, operations, business or financial condition of any Borrower;

(c) the ability of the Borrowers, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(d) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(e) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in any material portion of the Collateral; or

(f) the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Material Indebtedness” shall mean (i) Debt under the Credit Agreement and (ii) Debt of any one or more of Holdings, the Lamar Parties or any Subsidiary thereof in an aggregate principal amount exceeding $100,000,000.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Lamar Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Obligor” means, with respect to any Receivable, any Person obligated to make payments with respect to such Receivable, including (i) to the extent so obligated, any related advertiser or any advertising agency, agent or licensee of such advertiser or (ii) any guarantor thereof or co-obligor therewith.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” means each of the QRS Originators and the TRS Originators.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, performance, registration, enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder except any Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means Lamar.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which any Lamar Party or any of their respective ERISA Affiliates may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Adverse Claim” means any Adverse Claim (i) in favor of any Collection Account Bank on any Collection Account to the extent permitted under the applicable Account Control Agreement (and only to the extent relating to the Collection Accounts and the amount on deposit therein), (ii) that constitutes an inchoate lien in respect of Taxes that are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, but only so long as no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings, (iii) as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that secure the payment of taxes, assessments or governmental charges or levies, if any only to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (iv) solely with respect to any Adverse Claim in respect of Related Security constituting goods (but not proceeds thereof), any Adverse Claim as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that only secures the payment of taxes, assessments and governmental charges or levies, to the extent the same are Adverse Claims imposed by law, such as landlord’s, carrier’s, warehousemen’s and mechanic’s liens and other similar liens that (a) arise in the ordinary course of business, (b) do not constitute consensual claims of ownership or liens granted by any Person and (c) secure obligations that are either not yet due and payable or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

“Permitted Disbursements” means any check or other payment order drawn on or payable against any Collection Account that is issued prior to the Closing Date.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Post-Closing Date” means the date occurring ten (10) Business Days following the Closing Date (or such later date as the Administrative Agent shall consent to in writing).

“Purchase and Sale Agreement” means each of the QRS Purchase and Sale Agreement and the TRS Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

“QRS Borrower” has the meaning specified in the preamble to this Agreement.

“QRS Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the QRS Originators and the QRS Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“QRS Originator” and “QRS Originators” have the meaning set forth in the QRS Purchase and Sale Agreement, as the same may be modified from time to time by adding new QRS Originators or removing QRS Originators, in each case in accordance with the prior written consent of the Administrative Agent.

“Qualified Reilly Partnership” means any general or limited partnership, all of the partnership interests of which are owned by (a) Kevin P. Reilly, Sr., (b) his wife, (c) his children, (d) his children’s spouses, (e) his grandchildren, or (f) trusts of which he, his wife, his children, his children’s spouses and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the sole trustee(s).

“Qualifying Commingling Report” has the meaning set forth in Section 9.04(d).

“Ratings Event” means, at any time of determination, any Ratings Event Level I or any Ratings Event Level II.

“Ratings Event Level I” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Holdings’ (x) corporate credit rating is below BB- by S&P or (y) corporate family rating is below Ba3 by Moody’s, (ii) Holdings does not have a corporate credit rating by S&P or (iii) Holdings does not have a corporate family rating by Moody’s.

“Ratings Event Level II” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Holdings’ (x) corporate credit rating is below B+ by S&P or (y) corporate family rating is below B1 by Moody’s, (ii) Holdings does not have a corporate credit rating by S&P or (iii) Holdings does not have a corporate family rating by Moody’s.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or any Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrowers pursuant to the Purchase and Sale Agreements prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856—860 of the Code.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the applicable Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the applicable Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e) all books and records of each Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f) all of the applicable Borrower’s rights, interests and claims under the applicable Purchase and Sale Agreement and the other Transaction Documents; and

(g) all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan.

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (i) the Loss Reserve Percentage at such time times (ii) the Net Receivables Pool Balance at such time.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/ Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/ resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means December 17, 2021.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Debt Ratio” shall (along with each defined term constituting a component thereof) have the meaning assigned to the term “Secured Debt Ratio” in the Credit Agreement as in effect on the ~~Closing~~First Amendment Effective Date and without giving effect to any amendment, restatement, waiver or supplement thereto or any deletion or replacement of such term, other than any amendment to such term (or (x) any term contained within such term or (y) any other provision of the Credit Agreement effecting such term) solely to eliminate the effect of any change in GAAP or in the application thereof occurring after the Closing Date on the operation of such term or other provision.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Sequential Receivable” means any Agency Receivable for which, pursuant to the related Contract, the related Agency Obligor is only obligated to remit payments with respect to such Agency Receivable to the extent it receives any amounts by or on behalf of the related Advertiser Obligor.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicer Termination Event” means the occurrence of any of the following events:

(a) the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, and such failure, solely to the extent capable of cure, shall continue for thirty (30) days;

(b) the occurrence of an Event of Default under Section 10.01(a)(ii);

(c) any representation or warranty made or deemed made by Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(d) the Servicer shall fail to deliver an Information Package or Interim Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(e) the occurrence of an Event of Default under Section 10.01(e);

(f) the occurrence of an Event of Default under Section 10.01(f);

(g) the occurrence of an Event of Default under Section 10.01(i)(ii); or

(h) a Financial Covenant Event shall occur.

For the avoidance of doubt, any Servicer Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) prior to the Termination Date and so long as no Event of Default has occurred and is continuing, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subject Obligor” means any Obligor that is engaged in the manufacture, distribution, or dispensing of cannabis or any Schedule I Controlled Substance (within the meaning of 21 CFR 1308).

“Subject Obligor Collections” means any Collections on Pool Receivables owing by any Subject Obligor.

“ Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrowers on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to the product of (a) the sum of (A) the Yield Reserve Percentage, plus (B) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance at such time.

“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the applicable Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two, three or six calendar months thereafter, as selected by the applicable Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Monthly Settlement Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“TRS Borrower” has the meaning specified in the preamble to this Agreement.

“TRS Holdings” means Lamar TRS Holdings, LLC, a Delaware limited liability company.

“TRS Originator” and “TRS Originators” have the meaning set forth in the TRS Purchase and Sale Agreement, as the same may be modified from time to time by adding new TRS Originators or removing TRS Originators, in each case in accordance with the prior written consent of the Administrative Agent.

“TRS Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the TRS Originators and the TRS Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to any Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unperformed Receivable” means, at any time of determination, any Receivable for which one or more obligations of the related Originator have not been fully performed, including maintaining posting of the relating advertisement for the entire period of time required under the related Contract.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x (BR + SFR)

360

where:

BR	=	the Base Rate at such time;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Loan Facility. Upon a request by any Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender shall, ratably in accordance with its respective Commitments, severally and not jointly, make Loans to the applicable Borrower from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i) the Aggregate Capital would exceed the Facility Limit at such time;

(ii) the aggregate outstanding Capital of such Lender would exceed its Commitment; or

(iii) the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from a Borrower to the Administrative Agent and each Lender in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000 in excess thereof), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b) On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the applicable Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c) Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the applicable Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the applicable Borrower in connection with any Loan hereunder).

(d) The Borrowers shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrowers shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, each Borrower, in its sole discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Lender in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000 in excess thereof and (ii) any accrued Interest and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero.

(e) The Borrowers may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Borrowers shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of the Commitment of such Lender at such time and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the Aggregate Capital, and second to the payment of the remaining outstanding Borrower Obligations, including any associated Breakage Fees, with respect to such reduction, by paying such amounts to the Lenders.

(g) So long as no Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Lender, the Borrowers may from time to time request an increase in the Commitment with respect to one or more Lenders, at any time following the Closing Date and prior to the Termination Date, such aggregate increase in such Lenders’ Commitments to be an amount (for all such requests or additions) not exceeding $125,000,000; provided, that each request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice with respect to any Lender, the Borrowers (in consultation with the Administrative Agent and the Lenders) shall specify the time period within which such Lenders and the Administrative Agent are requested to respond to the Borrowers’ request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Lenders). In respect of any Lender, each of such Lender being asked to increase its Commitment and the Administrative Agent shall notify the Borrowers and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Lender’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment. For the avoidance of doubt, only the consent of the Lender then being asked to increase its Commitment and the Administrative Agent shall be required in order to approve any such request. If the Commitment of any Lender is increased in accordance with this clause (g), the Administrative Agent, the Lenders, the Borrowers and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase and the corresponding increase in the Facility Limit and, if applicable, rebalance Capital among the Lenders such that after giving effect thereto, the aggregate outstanding Capital of the Lenders is distributed ratably among the Lenders; it being understood and agreed that the Administrative Agent or any Lender increasing its Commitment pursuant to this clause (g) may request any of (x) resolutions approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrowers and (z) such other documents, agreements and opinions reasonably requested by such Lender or the Administrative Agent.

(h) Provided that no Event of Default has occurred and is continuing, the Borrowers may from time to time advise the Administrative Agent and each Lender in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Lender shall notify the Borrowers and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Lender fails to so notify the Borrowers and the Administrative Agent, the Administrative Agent or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Lenders have so notified the Borrowers and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent and the applicable Lenders shall enter into such documents as the Administrative Agent and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the applicable Lenders in connection therewith (including reasonable and documented Attorney Costs) shall be paid by the Borrowers. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.

SECTION 2.03. Interest and Fees.

(a) On each Settlement Date, the Borrowers shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrowers, the Lenders and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrowers shall, jointly and severally, pay all Interest (including, for the avoidance of doubt, all Interest accrued on LIBOR Loans during an Interest Period regardless of whether the applicable Tranche Period has ended), Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. Selection of Interest Rates and Tranche Periods.

(a) Subject to the following sentence, each Loan shall bear interest initially at LMIR. Thereafter, so long as no Event of Default has occurred and is continuing, the Borrowers may from time to time elect to change or continue the type of Interest Rate and/or Tranche Period borne by each Loan or, subject to the minimum amount requirement for each outstanding Loan set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Interest Period, as applicable; provided, that there shall not be more than three (3) LIBOR Loans outstanding hereunder at any one time; provided, further that for the avoidance of doubt, any change from LMIR to Adjusted LIBOR and/or any change to a Tranche Period applicable to a Loan shall not be effective until the Monthly Settlement Date occurring after the date of such request. Any such notices requesting the continuation or conversion of a Loan to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).

(b) If, by the time required in Section 2.05(a), the Borrowers fail to select a Tranche Period or Interest Rate for any Loan, such Loan shall automatically accrue Interest at LMIR for the next occurring Interest Period.

SECTION 2.06. Borrowers Jointly and Severally Liable for Obligations.

(a) Joint and Several Liability. Notwithstanding anything to the contrary herein or in any other Transaction Document, each Borrower shall be jointly and severally liable for all of the Borrower Obligations. Each Borrower acknowledges, agrees, represents and warrants the following:

(i) Inducement. Each Secured Party has been induced to enter into this Agreement and each Lender has been induced to make Loans in part based upon the assurances by each Borrower that such Borrower desires that all Borrower Obligations be honored and enforced as separate obligations of such Borrower, should the Administrative Agent (on behalf of the Secured Parties) desire to do so.

(ii) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Administrative Agent, the Lenders and the other Secured Parties for all the Borrower Obligations, including, all their respective representations, warranties, covenants, payment obligations and indemnities, and the Administrative Agent may at its option enforce any Borrower Obligation against any one or all of the Borrowers.

(iii) Separate Exercise of Remedies. The Administrative Agent may exercise remedies against each Borrower and its property (including the Lock-Boxes, Collection Accounts, the Pool Receivables, the Related Security, the Collections and all other Collateral) separately, whether or not the Administrative Agent exercises remedies against the other Borrowers or their property. The Administrative Agent may enforce one or all of the Borrower Obligations without enforcing the other Borrower Obligations. Any failure or inability of the Administrative Agent to enforce any Borrower Obligation shall not in any way limit the Administrative Agent’s right to enforce any other Borrower Obligation.

(b) Guaranty.

(i) Each Borrower hereby unconditionally guarantees to the Administrative Agent, each Lender and each other Secured Party the prompt payment of all Borrower Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance by the other Borrowers of all their obligations under this Agreement and the other Transaction Documents.

(ii) This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Borrower Obligations whenever arising.

(iii) Notwithstanding any provision to the contrary contained herein or in any other Transaction Document, to the extent the liability of a Borrower for all of the Borrower Obligations shall be adjudicated to be invalid or unenforceable for any reason (including, because of any Applicable Law relating to fraudulent conveyances or transfers) then the liability of such Borrower for the Borrower Obligations shall be limited to the maximum amount that is permissible under Applicable Law.

(c) Obligations Unconditional.

(i) The obligations of each Borrower under this Section 2.06 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(ii) Each Borrower agrees that this Section 2.06 may be enforced by the Administrative Agent, the Lenders and the other Secured Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other Transaction Documents or any collateral hereafter securing the Borrower Obligations or otherwise, and each Borrower hereby waives the right to require any Secured Party to make demand on or proceed against any Borrower, the Servicer, any Originator, the Performance Guarantor or any other Person or to require any Secured Party to pursue any other remedy or enforce any other right. Each Borrower further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Borrowers or any other guarantor of any Borrower Obligations for amounts paid under this Section 2.06 until the date following the Final Payout Date.

(iii) Each Borrower further agrees that nothing contained in this Agreement shall prevent any Secured Party from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on any collateral securing the Borrower Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, any other Transaction Document, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Borrower’s obligations hereunder; it being the purpose and intent of each Borrower that its obligations under this Section 2.06 shall be absolute, independent and unconditional under any and all circumstances.

(iv) Neither any Borrower’s obligations under this Section 2.06 nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the other Borrower, of the Servicer, any Originator or of the Performance Guarantor or by reason of the bankruptcy or insolvency of the other Borrowers, the Servicer, any Originator or of the Performance Guarantor. Each Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party on the guarantees set forth in this Section 2.06 or acceptance thereof. The Borrower Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantees set forth in this Section 2.06.

(v) All dealings between any Borrower (or any of its Affiliates, including the Servicer, the Originators and the Performance Guarantor), on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees set forth in this Section 2.06.

(vi) Each Borrower hereby subordinates to the obligations of the other Borrowers all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Borrower by the other Borrowers, the Servicer, any Originator, the Performance Guarantor or any of their respective Affiliates.

(d) Modifications. Each Borrower agrees that (i) all or any part of the other Borrowers’ property now or hereafter held for the Borrower Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) none of the Secured Parties shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Borrower Obligations; (iii) the time or place of payment of the other Borrowers’ obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) the other Borrowers and any other party liable for payment of the Borrower Obligations may be granted indulgences generally; (v) any of the other Borrowers’ rights, duties, obligations or liabilities under any of the Transaction Documents may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment of all or any part of the Borrower Obligations may be granted indulgences or be released; and (vii) any deposit balance for the credit of the other Borrower or any other party liable for the payment of the Borrower Obligations or liable upon any security therefore may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Borrower Obligations, all without notice to or further assent by such Borrower.

(e) Waiver of Rights.

(i) Each Borrower hereby expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Secured Parties (or any of them) exhaust any right to take any action against any Borrower, any Originator, the Servicer, the Performance Guarantor or any other Person (including the filing of claims in the event of receivership or bankruptcy of any Borrower, the Servicer, the Performance Guarantor, any Originator or any other Person) or with respect to any collateral or collateral security at any time securing any of the Borrower Obligations, and hereby consents to any and all extensions of time of the due performance of any or all of the Borrower Obligations.

(ii) Each Borrower agrees that it shall not exercise or assert any right which it may acquire by way of contribution, reimbursement or subrogation under this Agreement unless and until the Final Payout Date. Each Borrower also hereby expressly waives all other defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Borrower Obligations whether in equity or at law. Each Borrower agrees that its obligations hereunder shall be irrevocable and unconditional.

(f) Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Borrower under this Section 2.06 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Borrower Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(g) Remedies. Each Borrower acknowledges and agrees that its obligations under this Section 2.06 are secured in accordance with the terms of this Agreement.

(h) Subrogation. Each Borrower agrees that, until the Final Payout Date, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against the other Borrowers arising by contract or operation of law in connection with any payment made or required to be made by such Borrower under this Section 2.06. After the Final Payout Date, each Borrower shall be entitled to exercise against the other Borrowers all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by Applicable Law.

SECTION 2.07. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Undrawn Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b) The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).

(c) In the event that the Administrative Agent, the Borrowers and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with the Commitment of such Lender; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

[RESERVED]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent at any time that an Event of Default shall have occurred and be continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrowers or received in any Lock-Box, Mail-Box, Approved Account or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrowers from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrowers on such date in accordance with the terms of the applicable Purchase and Sale Agreement or (ii) amounts owing by the Borrowers to the Originators under any Intercompany Loan Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Borrowers and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv) fourth, to any Exiting Lenders (if any), ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrowers to such Exiting Lenders;

(v) fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrowers to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi) sixth, the balance, if any, to be allocated and paid to the Borrowers, each for its own account, in such proportions as the Servicer shall determine pursuant to the internal policies of the Parent and its Subsidiaries.

(b) Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. All payments or distributions to be made by the Servicer, the Borrowers and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), shall be paid or distributed to the applicable party to which such amounts are owed.

(c) If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrowers and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrowers for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between any Borrower or any Affiliate of any Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the applicable Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the applicable Borrower shall be deemed to have received on the date that any Lamar Party becomes aware thereof, a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”). Upon payment in full by the applicable Borrower of any Pool Receivable in accordance with this Section 4.01(d)(ii), the Administrative Agent’s and each other Credit Party’s rights in such Receivable shall automatically be conveyed to such Borrower, without representation or warranty, but free and clear of all liens, security interests, charges and encumbrances created by or through the Administrative Agent or such other Credit Party;

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrowers and, accordingly, such Person shall have a claim against the Borrowers for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by any Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the applicable party to which such amounts are due.

(b) Each Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) All computations of interest under clause (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY

INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 5.03, (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Lender hereunder, (B) funding or maintaining any Loan or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrowers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Loans made by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Borrowers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c) Adoption of Changes in Law. The Borrowers acknowledge that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Borrowers under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrowers agree to jointly and severally pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall, subject to the priorities of payment set forth in Section 4.01, jointly and severally pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrowers’ receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that no Borrower shall be required to compensate an Affected Person pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Affected Person notifies the relevant Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02. Funding Losses.

(a) The Borrowers will, jointly and severally, pay each Lender all Breakage Fees.

(b) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall, subject to the priorities of payment set forth in Section 4.01, jointly and severally pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrowers’ receipt of such certificate.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrowers) requires the deduction or withholding of any Tax from any such payment to a Credit Party, Affected Person or Borrower Indemnified Party, then the applicable Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party, Affected Person or Borrower Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall, jointly and severally, indemnify each Affected Person, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to contrary herein, the Servicer shall indemnify each Affected Person for the full amount of any Taxes described in clause (I) or clause (II) of this Section 5.03(c) to the extent that the Borrowers and their Affiliates have not already indemnified such Affected Person for such Taxes and without limiting any obligation of the Borrowers and their Affiliates to do so.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrowers and their Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrowers, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 5.03, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii) Without limiting the generality of the foregoing:

(A) an Affected Person that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Borrowers or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Borrowers and the Administrative Agent) on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Borrowers or the Administrative Agent, whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of Internal Revenue Service Form W-8ECI;

(3) in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4) to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Borrowers or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04. Inability to Determine Adjusted LIBOR or LMIR; Change in Legality.

(a) If any Lender shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LMIR for such Interest Period or day, as applicable, or (iii) Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to such Lender (as conclusively determined by such Lender) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Borrowers on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Lender shall have given notice to the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, such Interest Rate shall automatically and immediately be converted to the Base Rate.

(b) If on any day any Lender shall have been notified by any Lender that such Lender has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Lender with any Change in Law, shall make it unlawful or impossible for such Lender to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Lender shall notify the Borrowers and the Administrative Agent thereof. Upon receipt of such notice, until such Lender notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to Adjusted LIBOR or LMIR and (ii) the Interest Rate for any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR shall automatically and immediately be converted to the Base Rate.

SECTION 5.05. Security Interest.

(a) As security for the performance by the Borrowers of all the terms, covenants and agreements on the part of each Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, each Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of such Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of such Borrower under the related Purchase and Sale Agreement, (vi) all other personal and fixture property or assets of such Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing. Notwithstanding any provision set forth in this Agreement to the contrary, in no event shall the term “Collateral” include any Affiliate Receivables.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Each Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrowers; provided, however, that promptly following written request therefor by any Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrowers, the Administrative Agent shall execute and deliver to such Borrower UCC-3 termination statements and such other documents as such Borrower shall reasonably request to evidence such termination.

SECTION 5.06. Successor Adjusted LIBOR or LMIR

(a) If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of Adjusted LIBOR or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which Adjusted LIBOR or LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than Adjusted LIBOR or LMIR, as applicable, has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrowers) choose a replacement index for Adjusted LIBOR or LMIR, as applicable, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Interest based on the replacement index will be substantially equivalent to the all-in Interest based on Adjusted LIBOR or LMIR, as applicable, in effect prior to its replacement.

(b) The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on Adjusted LIBOR or LMIR to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from Adjusted LIBOR or LMIR, as applicable, to the replacement index and (B) yield- or risk-based differences between Adjusted LIBOR or LMIR, as applicable, and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Interest with reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR, as applicable; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, each Portion of Capital that would otherwise accrue Interest with reference to Adjusted LIBOR or LMIR shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrowers on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) a Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports, if any, required to be delivered hereunder;

(c) the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii), shall be satisfied; and

(d) on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, each Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of each Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv) the Termination Date has not occurred.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b) the Borrowers shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrowers in accordance with the terms of the Purchase and Sale Agreements and amounts owing by the Borrowers to the Originators under the Intercompany Loan Agreements; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, each Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of each Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Release;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Release; and

(iv) the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:

(a) Organization and Good Standing. Such Person is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. Such Person is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Person (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which such Person is a party constitutes legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which such Person is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which such Person is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law applicable to such Person or any of its properties, except to the extent that any such violation of Applicable Law could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of such Person, threatened, against such Person before any Governmental Authority and (ii) such Person is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by such Person to the Administrative Agent, the ownership or acquisition by such Person of any Pool Receivable or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Person in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by such Person of this Agreement or any other Transaction Document to which it is a party and the consummation by such Person of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. Such Person is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrowers, on a combined basis, are Solvent.

(j) Offices; Legal Name. Such Person’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office and legal name of such is set forth on Schedule III hereto.

(k) Investment Company Act; Volcker Rule. Such Person (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that such Person is not a “covered fund” under the Volcker Rule, such Person relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) No Material Adverse Effect. Since the date of formation of such Person there has been no Material Adverse Effect with respect to such Person.

(m) Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, certificates, reports, statements and other documents furnished to the Administrative Agent or any other Credit Party by or on behalf of such Person pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(n) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Person’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) will be free of all Adverse Claims in such Collateral.

(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) The Borrowers own and have good and marketable title to the Collateral free and clear of any Adverse Claim of any Person, other than Permitted Adverse Claims.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each applicable Originator to such Person pursuant to the applicable Purchase and Sale Agreements and the grant by such Person of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, such Person has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. Such Person has not authorized the filing of and is not aware of any financing statements filed against such Person that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Person is not aware of any judgment lien, ERISA lien or tax lien filings against such Person.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.

(p) The Lock-Boxes. Mail-Boxes, Approved Accounts and Collection Accounts.

(i) Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Collection Account is in the name of a Borrower, and the Borrowers own and have good and marketable title to the Collection Accounts free and clear of any Adverse Claim, other than Permitted Adverse Claims. Each Approved Account is in the name of a Borrower, an Originator or an Affiliate thereof and the Borrowers, Originators or such Affiliates (as applicable) own and have good and marketable title to the Approved Accounts free and clear of any Adverse Claim, other than Permitted Adverse Claims.

(iii) Perfection. On or prior to the Post-Closing Date, the Borrowers have delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by any Borrower, the Servicer or any other Person. On and after the Post-Closing Date, the Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account. The owner of each Approved Account has not granted “control” (as defined in Section 9-104 of the UCC) over such Approved Account to any Person.

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than a Borrower. Neither the Borrowers nor the Servicer have consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent. Neither the Borrowers nor the Servicer have instructed any Person (other than any Lamar Party) to distribute any Collections remitted to any Mail-Box and no Lamar Party is aware of any Person (other than any Lamar Party) distributing Collections remitted to any Mail-Box. Each Mail-Box is an address of the Servicer or an Originator.

(q) Ordinary Course of Business. Each remittance of Collections by or on behalf of such Person to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

(r) Compliance with Law. Such Person has complied in all material respects with all Applicable Laws to which it may be subject.

(s) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(t) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(u) Taxes. Such Person has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of clauses (i) and (ii) above, where failure to do so could not reasonably be expected to have a Materially Adverse Effect.

(v) Tax Status. Such Person (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. Such Person is not subject to any Tax in any jurisdiction outside the United States.

(w) Opinions. The facts regarding each Lamar Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Other Transaction Documents. Each representation and warranty made by such Person under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(y) Liquidity Coverage Ratio. Such Person has not, does not and will not during this Agreement issue any LCR Security. Such Person further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Parent for purposes of GAAP.

(z) Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date and on the date each Information Package, Interim Report or other report is delivered to the Administrative Agent or any Lender hereunder, each Borrower shall be deemed to have certified that (i) all representations and warranties of such Person hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Release.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement (including the Credit

Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law applicable to the Servicer or any of its properties, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents; or (iv) that individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables, except, in each case, where failure to so maintain or comply could not reasonably be expected to have a Material Adverse Effect .

(i) Accuracy of Information. All Information Packages, Interim Reports, Loan Requests, certificates, reports, statements and other documents furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(j) Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Servicer’s address specified on Schedule III.

(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m) Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p) No Material Adverse Effect. Since December 31, 2017, there has been no Material Adverse Effect on the Servicer.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(s) Financial Condition. The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of December 31, 2017 and the related statements of income and shareholders’ equity of Holdings and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of clauses (i) and (ii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v) Opinions. The facts regarding each Lamar Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w) Permitted Disbursements. The aggregate amount of Permitted Disbursements as of the Closing Date does not exceed $35,000,000.

(x) Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date and on the date each Information Package, Interim Report or other report is delivered to the Administrative Agent or any Lender hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Release.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrowers. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Principal and Interest. Each Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by such Borrower hereunder in accordance with the terms of this Agreement.

(b) Existence. Each Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Financial Reporting. Each Borrower will maintain a system of accounting established and administered in accordance with GAAP, and each Borrower (or the Servicer on their behalf) shall furnish to the Administrative Agent:

(i) Annual Financial Statements of each Borrower. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of each Borrower, annual unaudited financial statements of such Borrower certified by a Financial Officer of such Borrower that they fairly present in all material respects, in accordance with GAAP (subject to the absence of footnotes), the financial condition of such Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii) Information Packages and Interim Reports. (A) Not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month and (B) if a Ratings Event Level II has occurred, upon ten (10) Business Days’ prior written notice from the Administrative Agent, an Interim Report not later than the second Business Day of each calendar week with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week.

(iii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(iv) Quarterly Financial Statements of Holdings. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Holdings’ fiscal years, (A) the unaudited consolidated balance sheet and statements of income of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Holdings that they fairly present in all material respects, in accordance with GAAP, the financial condition of Holdings and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v) Annual Financial Statements of Holdings. Within 120 days after the close of each of Holdings’ fiscal years, the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Holdings and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Lender (and the delivery requirement hereunder with respect to such financial information, proxy statement or other material shall be deemed satisfied) on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d) Notices. Each Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of such Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which such Borrower proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any Lamar Party, which with respect to any Person other than any Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Collateral or any material portion thereof, (B) any Person other than any Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Changes Requiring UCC Amendments. (A) At least thirty (30) days before any change in any Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, (B) at least thirty (30) days before any change in any Originator’s jurisdiction of organization and (C) not more than twenty (20) days after any change in any Originator’s name or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Lamar Party, (B) any material accounting policy of any Borrower or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of (x) the Lamar Parties, taken as a whole or (y) any Borrower.

(e) Conduct of Business. Each Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Laws. Each Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. Each Borrower will furnish or cause to be furnished to the Administrative Agent from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. Each Borrower will, at such Borrower’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of such Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or such Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrowers shall be required to reimburse the Administrative Agent for only one (1) such audit/ inspection pursuant to clause (i) above and one (1) such review pursuant to clause (ii) above in each case, in any twelve-month period, unless an Event of Default has occurred and is continuing or a Ratings Event Level II has occurred. Following the occurrence of an Event of Default, a Servicer Termination Event or a Ratings Event Level II, the Administrative Agent may, at the Borrowers’ expense, appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Mail-Boxes.

(h) Payments on Receivables, Collection Accounts. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) a Collection Account, a Mail-Box or a Lock-Box or (ii) solely with respect to payments being made by any Subject Obligor and so long as the Approved Account Conditions are then satisfied, an Approved Account. Each Borrower (or the Servicer on its behalf) will promptly (but in any event within two (2) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly into a Collection Account. If the Approved Account Conditions are not then satisfied, each Borrower (or the Servicer on its behalf) will promptly (but in any event within such frequency as requested by the Administrative Agent) following receipt of any Subject Obligor Collections in any Approved Account, cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections). Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables, (ii) to permit the segregation of such Collections from other property of the Servicer and the Originators, (iii) to identify Affiliate Collections and Subject Obligor Collections received from time to time and (iv) to permit the segregation of such Affiliate Collections and Subject Obligor Collections from other property of the Servicer and the Originators. Each Borrower (or the Servicer on its behalf) shall provide such information with respect to Affiliate Collections deposited into each Collection Account as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections (other than Subject Obligor Collections) are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. Each Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrowers shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) Affiliate Collections, to be deposited into any Collection Account. If any Affiliate Collections or any other funds that do not constitute Collections on Pool

Receivables are deposited into any Collection Account, the Borrowers (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrowers will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than commingling of Affiliate Collections in any Collection Account. The Borrowers shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrowers shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent. Each Borrower shall ensure that no disbursements are made from any Collection Account, other than (i) such disbursements that are made at the direction and for the account of the Borrowers and (ii) Permitted Disbursements.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if an Event of Default has occurred and is continuing or a Ratings Event has occurred:

(i) within two (2) Business Days of the deposit of any Affiliate Collections into any Collection Account (or the related Lock-Box), the Borrowers (or the Servicer on its behalf) shall identify the portion of funds deposited into each Collection Account (and any related Lock-Box) that represent Affiliate Collections;

(ii) the Borrowers (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Collateral;

(iii) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Borrowers (or the Servicer on its behalf) shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box or any other account owned by the Borrower) from time to time identified to such obligor; ~~and~~

(iv) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Borrowers (or the Servicer on its behalf) shall take commercially reasonable efforts to ensure that no Affiliate Collections are deposited into any Collection Account (or the related Lock-Box); and

(v) either (x) promptly (but in any event within the time period designated by the Administrative Agent) following the deposit of any Subject Obligor Collections into any Approved Account, the Borrowers (or the Servicer on its behalf) shall cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections) or (y) within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), cause each Approved Account to be covered by an Account Control Agreement.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrowers will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement but excluding any Permitted Adverse Claim) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrowers will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Each Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k) Change in Credit and Collection Policy. No Borrower will make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Borrowers will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l) Fundamental Changes. No Borrower shall, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. No Borrower shall, without the prior written consent of the Administrative Agent and the Majority Lenders, make any change in such Borrower’s name, identity, corporate structure or location or make any other change in such Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m) Books and Records. Each Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. Each Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.

(o) Change in Payment Instructions to Obligors. No Borrower shall (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. Each Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral in favor of the Administrative Agent (on behalf of the Secured Parties), in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims) including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, each Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. Each Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrowers to file such financing statements under the UCC without the signature of any Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, no Borrower shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Lenders, no Borrower will (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate (i) any Transaction Document to which it is a party or (ii) any provision of such Borrower’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in such Borrower’s Certificate of Formation and Limited Liability Company Agreement).

(r) Restricted Payments. (i) Except pursuant to clause (ii) below, no Borrower will: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt (other than any Loan pursuant to this Agreement), (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”); provided, however, that in no event shall the term “Restricted Payment” include any payment by a Borrower to any of its Affiliates of amounts constituting Affiliate Collections.

(ii) Subject to the limitations set forth in clause (iii) below, the Borrowers may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Borrowers may make cash payments (including prepayments) on the Intercompany Loans in accordance with their respective terms and (B) the Borrowers may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.

(iii) The Borrowers may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided, that no Borrower shall pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Borrowing Base Deficit shall exist or any Event of Default shall have occurred and be continuing.

(s) Other Business. The Borrowers will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances other than pursuant to this Agreement or any Intercompany Loan Agreement or (iii) form any Subsidiary or make any investments in any other Person.

(t) Use of Collections Available to the Borrower. The Borrowers shall apply the Collections available to the Borrowers to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than any Intercompany Loan Agreement), (ii) the payment of accrued and unpaid interest on any Intercompany Loans and (iii) other legal and valid purposes.

(u) Further Assurances; Change in Name or Jurisdiction of Origination, Etc. (i) Each Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, each Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at such Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) Each Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of such Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii) Each Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv) No Borrower will change its name, location, identity or corporate structure unless (x) such Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, such Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v) Anti-Money Laundering/International Trade Law Compliance. No Borrower will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Borrowers shall comply with all Anti-Terrorism Laws. The Borrowers shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. The Borrowers have not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w) Borrower’s Net Worth. The Borrowers shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x) Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent following the occurrence of an Event of Default, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar applicable law) with respect to Receivables owing by Governmental Authorities, that are necessary in order for the Administrative Agent to enforce such Receivables against the Obligor thereof.

(y) Taxes. Each Borrower will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of clauses (i) and (ii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(z) Borrowers’ Tax Status. Each Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause any Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No Borrower shall become subject to any Tax in any jurisdiction outside the United States.

(aa) Commingling. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 2.5% (or after the occurrence of a Ratings Event Level II, such lesser percentage as the Administrative Agent may notify the Borrowers upon no less than 30 days prior notice, which percentage may be 0%) of the aggregate amount of all funds deposited into the Collection Accounts during such calendar month constitute Affiliate Collections.

(bb) Subject Obligor Collections. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, no more than $10,000,000 of Subject Obligor Collections are deposited into the Approved Accounts.

(cc) ~~(bb)~~ Liquidity Coverage Ratio. No Borrower shall issue any LCR Security.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i) Compliance Certificates. (A) A compliance certificate promptly upon completion of the annual report of Holdings and in no event later than 120 days after the close of Holdings’ fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (B) within 60 days after the close of each of the first three fiscal quarters of Holding, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages and Interim Reports. (A) Not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month and (B) if a Ratings Event Level II has occurred, upon ten (10) Business Days’ prior written notice from the Administrative Agent, an Interim Report not later than the second Business Day of each calendar week with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week.

(iii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(iv) Quarterly Financial Statements of Holdings. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Holdings’ fiscal years, (A) the unaudited consolidated balance sheet and statements of income of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Holdings that they fairly present in all material respects, in accordance with GAAP, the financial condition of Holdings and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v) Annual Financial Statements of Holdings. Within 120 days after the close of each of Holdings’ fiscal years, the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Holdings and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(vii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Lender (and the delivery requirement hereunder with respect to such financial information, proxy statement or other material shall be deemed satisfied) on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(b) Notices. The Servicer will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any Lamar Party which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Collateral or any material portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Changes Requiring UCC Amendments. (A) At least thirty (30) days before any change in any Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, (B) at least thirty (30) days before any change in any Originator’s jurisdiction of organization and (C) not more than twenty (20) days after any change in any Originator’s name or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Lamar Party, (B) any material accounting policy of any Borrower or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of (x) the Lamar Parties, taken as a whole or (y) any Borrower.

(c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such audit/ inspection pursuant to clause (i) above and one (1) such review pursuant to clause (ii) above, in each case, in any twelve-month period unless an Event of Default has occurred and is continuing or a Ratings Event Level II has occurred. Following the occurrence of an Event of Default, a Servicer Termination Event or a Ratings Event Level II, the Administrative Agent may, at the Servicer’s expense, appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Mail-Boxes.

(f) Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) a Collection Account ~~or a Lock-Box~~, a Mail-Box or a Lock-Box or (ii) solely with respect to payments being made by any Subject Obligor and so long as the Approved Account Conditions are then satisfied, an Approved Account. The Servicer will promptly (but in any event within two (2) Business Days) following receipt of any Collections that have been mailed to a Mail-Box, cause such Collections to be deposited directly into a Collection Account. If the Approved Account Conditions are not then satisfied, the Servicer will promptly (but in any event within such frequency as requested by the Administrative Agent) following receipt of any Subject Obligor Collections in any Approved Account, cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections). The Servicer will, at all times, maintain such books and records necessary (i) to identify Collections received from time to time on Pool Receivables, (ii) to permit the segregation of such Collections from other property of the Servicer and the Originators, (iii) to identify Affiliate Collections and Subject Obligor Collections received from time to time and (iv) to permit the segregation of such Affiliate Collections and Subject Obligor Collections from other property of the Servicer and the Originators. The Servicer shall provide such information with respect to Affiliate Collections deposited into each Collection Account as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections (other than Subject Obligor Collections) are received by a Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer will enforce the terms of each applicable Account Control Agreement. The Servicer shall not permit funds other than (i) Collections on Pool Receivables and other Collateral and (ii) Affiliate Collections, to be deposited into any

Collection Account. If any Affiliate Collections or any other funds that do not constitute Collections on Pool Receivables are deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit any Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than commingling of Affiliate Collections in any Collection Account. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box), in each case, with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than (i) such disbursements that are made at the direction and for the account of the Borrowers and (ii) Permitted Disbursements.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if an Event of Default has occurred and is continuing or a Ratings Event has occurred:

(i) within two Business Days of the deposit of any Affiliate Collections into any Collection Account (or the related Lock-Box), the Servicer shall identify the portion of funds deposited into each Collection Account (and any related Lock-Box) that represent Affiliate Collections;

(ii) the Servicer will, and will cause each Originator to, at all times, maintain such books and records necessary to (a) identify Affiliate Collections received from time to time and (b) segregate such Affiliate Collections from Collections on Pool Receivables and other Collateral;

(iii) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Servicer shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box or any other account owned by any Borrower) from time to time identified to such obligor; ~~and~~

(iv) if requested by Administrative Agent following the occurrence of a Ratings Event Level II, the Servicer shall take commercially reasonable efforts to ensure that no Affiliate Collections are deposited into any Collection Account (or the related Lock-Box); and

(v) either (x) promptly (but in any event within the time period designated by the Administrative Agent in its sole discretion) following the deposit of any Subject Obligor Collections into any Approved Account, the Servicer shall cause such Subject Obligor Collections to be deposited directly into a deposit account reasonably designated by the Administrative Agent (provided, that no Collection Account shall be designated by the Administrative Agent for such purpose unless the depositary institution at which such Collection Account is maintained is permitted under Applicable Law to receive Subject Obligor Collections) or (y) within 30 days following the occurrence of such Event of Default or Ratings Event (or such longer period as consented to in writing by the Administrative Agent in its sole discretion), cause each Approved Account to be covered by an Account Control Agreement.

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(k) Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary to (i) establish and maintain a valid and enforceable first priority perfected security interest in the Collateral in favor of the Administrative Agent (on behalf of the Secured Parties), in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims) including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request and (ii) enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of any Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m) Further Assurances; Change in Name or Jurisdiction of Origination, Etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n) Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(o) Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent following the occurrence of an Event of Default, the Servicer shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar applicable law) with respect to Receivables owing by Governmental Authorities, that are necessary in order for the Administrative Agent to enforce such Receivables against the Obligor thereof.

(p) Taxes. The Servicer will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of clauses (i) and (ii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q) Borrowers’ Tax Status. The Servicer shall not take or cause any action to be taken that could result in any Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a United States person (within the meaning of Section 7701(a)(30) of the Code), (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, or (iii) becoming subject to any Tax in any jurisdiction outside the United States.

(r) Commingling. The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 2.5% (or after the occurrence of a Ratings Event Level II, such lesser percentage as the Administrative Agent may notify the Servicer upon no less than 30 days prior notice, which percentage may be 0%) of the aggregate amount of all funds deposited into the Collection Accounts during such calendar month constitute Affiliate Collections.

(s) Lines of Business. Neither the Servicer nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity which would cause earnings from outdoor advertising, out of home media, logo signage and other activities reasonably ancillary thereto to constitute less than 60% of EBITDA for any period.

(t) Certain REIT Matters. The Servicer shall at all times conduct its affairs, and shall cause its affiliates to conduct their affairs, in a manner so as to allow Holdings (or its successor) to qualify as a REIT under all applicable laws, rules and regulations until such time as the Board of Directors of Holdings (or its successor) deems it in the best interests of the Holdings (or its successor) and its stockholders for Holdings (or its successor) not to remain qualified as a REIT.

(u) Subject Obligor Collections. The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar month, no more than $10,000,000 of Subject Obligor Collections are deposited into the Approved Accounts.

SECTION 8.03. Separate Existence of the Borrowers. Each of the Borrowers and the Servicer hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each Borrower’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each Borrower and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue each Borrower’s identity as a separate legal entity and to make it apparent to third Persons that each Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each Borrower and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. Each Borrower will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents), (iii) guaranteeing the obligations of the other Borrowers and (iv) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Debt. No Borrower shall engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c) Independent Manager. Not fewer than one member of each Borrower’s board of managers (the “Independent Manager”) shall be a natural person who (i) during the five (5) year period prior to such Person’s appointment as Independent Manager of such Borrower has not been and shall at no time during the continuation of such Person’s service as Independent Manager of such Borrower be, an equityholder, director, officer, manager, member, partner, officer, employee or associate of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Manager of such Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Manager of such Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in clauses (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Capital Stock in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

Each Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of such Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case such Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).

Each Borrower’s Limited Liability Company Agreement shall provide that: (A) such Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to such Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

No Independent Manager shall at any time serve as a trustee in bankruptcy for any Lamar Party or any of their respective Affiliates.

(d) Organizational Documents. Each Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e) Conduct of Business. Each Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of any Borrower will be compensated from such Borrower’s funds for services provided to such Borrower, and to the extent that any Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. No Borrower will engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. Each Borrower will contract with the Servicer to perform for such Borrower all operations required on a daily basis to service the Receivables Pool. No Borrower will incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that any Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. No Borrower’s operating expenses will be paid by any Lamar Party or any Affiliate thereof.

(i) Stationery. Each Borrower will have its own separate stationery.

(j) Books and Records. Each Borrower’s books and records will be maintained separately from those of the other Lamar Parties and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of such Borrower.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Borrowers will disclose that (i) each Borrower’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) each Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of such Borrower’s assets prior to any assets or value in such Borrower becoming available to such Borrower’s equity holders and (iii) the assets of the Borrowers are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. Each Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the other Lamar Parties or any Affiliates thereof.

(m) Corporate Formalities. Each Borrower will strictly observe limited liability company formalities in its dealings any other Lamar Party or any Affiliates thereof, and funds or other assets of the Borrowers will not be commingled with those of the other Lamar Parties or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrowers shall not maintain joint bank accounts or other depository accounts to which any other Lamar Party or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. No Borrower is named, and no Borrower has entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other Lamar Party or any Subsidiaries or other Affiliates thereof. Each Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers such Borrower and such Affiliate.

(n) Arm’s-Length Relationships. Each Borrower will maintain arm’s-length relationships with each of the other Lamar Parties and any Affiliates thereof. Any Person that renders or otherwise furnishes services to a Borrower will be compensated by such Borrower at market rates for such services it renders or otherwise furnishes to such Borrower. Neither any Borrower on the one hand, nor any other Lamar Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Each Lamar Party and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that any Borrower, on the one hand, and any Lamar Party or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Lamar (in accordance with this Section 9.01) of the designation of a new Servicer, Lamar is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of a Servicer Termination Event, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed Lamar or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, Lamar agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Lamar shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) Lamar acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Lender have relied on Lamar’s agreement to act as Servicer hereunder. Accordingly, Lamar agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each Lender shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.

SECTION 9.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws, including, for these purposes, requirements Holdings must satisfy to continue to qualify as a REIT for federal income tax purposes, or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if a Servicer Termination Event has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. Each Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Borrowers the collections of any indebtedness that is not a Pool Receivable, less, if Lamar or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Lamar or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the applicable Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrowers all books, records and related materials that the Borrowers previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements. Prior to the Post-Closing Date, the Borrowers shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. Each Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and each Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrowers or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default, a Servicer Termination Event or a Ratings Event Level II, as applicable:

(i) if a Servicer Termination Event has occurred and is continuing, the Administrative Agent (at the Borrowers’ expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to (A) the Administrative Agent or its designee or (B) a Collection Account or a Lock-Box;

(ii) if a Ratings Event Level II has occurred and is continuing, the Administrative Agent may instruct any Borrower or the Servicer to direct the Obligors that payment of all amounts payable under Pool Receivables are to be made directly to a Collection Account or a Lock-Box, and such Borrower or the Servicer, as the case may be, shall give such notice at the expense of such Borrower or the Servicer, as the case may be; provided, that if such Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at such Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) if a Servicer Termination Event has occurred and is continuing, the Administrative Agent may instruct any Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to (A) the Administrative Agent or its designee (on behalf of the Secured Parties) or (B) a Collection Account or a Lock-Box, and such Borrower or the Servicer, as the case may be, shall give such notice at the expense of such Borrower or the Servicer, as the case may be; provided, that if such Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at such Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iv) if an Event of Default or a Servicer Termination Event has occurred and is continuing, the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the

Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(v) if an Event of Default has occurred and is continuing, the Administrative Agent may notify the Collection Account Banks that such Borrower and the Servicer will no longer have any access to the Collection Accounts;

(vi) if a Servicer Termination Event has occurred and is continuing, the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vii) if an Event of Default has occurred and is continuing, the Administrative Agent may collect any amounts due from an Originator under each Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default, a Servicer Termination Event or a Ratings Event Level II are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b) Each Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Borrower, which appointment is coupled with an interest, to take any and all steps in the name of such Borrower and on behalf of such Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of such Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(d) At any time following the occurrence of an Event of Default that has not been waived in accordance with this Agreement, to the extent that the Administrative Agent has exercised exclusive dominion and control over the Collection Accounts, the Servicer may, in its sole discretion, and shall at the direction of the Administrative Agent, deliver to the Administrative Agent a Commingling Report on any Business Day. Upon receipt of such Commingling Report, the Administrative Agent shall promptly review such Commingling Report to determine if such Commingling Report constitutes a Qualifying Commingling Report. In the event that the Administrative Agent reasonably determines that such Commingling Report constitutes a Qualifying Commingling Report, the Administrative Agent shall, unless otherwise directed by any Governmental Authority or otherwise prohibited by Applicable Law, promptly remit to the Servicer from the Collection Accounts the lesser of (i) the amount identified on such Qualifying Commingling Report as Affiliate Collections on deposit in the Collection Accounts and (ii) the aggregate amount of available funds then on deposit in the Collection Accounts. For purposes of this clause (d), each of the following terms shall have the meanings set forth below:

“Commingling Report” shall mean any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth information in reasonable detail relating to the amount on deposit in the Collection Accounts and the portions thereof representing Collections and Affiliate Collections.

“Qualifying Commingling Report” shall mean any Commingling Report that satisfies each of the following conditions: (A) such Commingling Report is calculated as of the immediately prior Business Day, (B) such Commingling Report sets forth, in reasonable detail, the calculation of the aggregate amount on deposit in the Collection Accounts and the portion thereof representing Collections and Affiliate Collections, (C) such Commingling Report identifies the Obligor and the related Receivable for each portion of the Collections on deposit in the Collection Accounts, (D) such Commingling Report identifies the obligor and the related Affiliate Receivable for each portion of the Affiliate Collections on deposit in the Collection Accounts and (E) the Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Commingling Report is false or incorrect in any material respect (and notice of any such determination shall be provided promptly to the Servicer).

SECTION 9.05. Responsibilities of the Borrowers.

(a) Anything herein to the contrary notwithstanding, each Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve such Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of any Lamar Party thereunder.

(b) Lamar hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Lamar shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Lamar conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrowers shall pay to Lamar its reasonable out-of-pocket costs and expenses from the Borrowers’ own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a) Subject to clause (b) below, the Borrowers shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) If the Servicer ceases to be Lamar or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) (i) any Lamar Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days, (ii) any Lamar Party shall fail to make when due any payment or deposit required to be made by it under this Agreement or any other Transaction Document as and when due and such failure shall continue unremedied for two (2) Business Days or (iii) Lamar shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b) any representation or warranty made or deemed made by any Lamar Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any Lamar Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(c) any Borrower or the Servicer shall fail to deliver an Information Package or Interim Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d) this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e) any Lamar Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against any Lamar Party and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Lamar Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f) (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.50%, (B) the Delinquency Ratio shall exceed 8.00% or (C) the Dilution Ratio shall exceed 4.00% or (ii) the Days’ Sales Outstanding shall exceed 65 days;

(g) a Change in Control shall occur;

(h) a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i) (i) any Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement, unless each of the Lenders or an Affiliate thereof are then a party to such related agreement and have consented to such waiver under such related agreement); (ii) any Lamar Party or Holdings, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on (x) any Debt under the Credit Agreement or (y) any Material Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the Credit Agreement or such agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement, unless each of the Lenders or an Affiliate thereof are then a party to such related agreement and have consented to such waiver under such related agreement); (iii) any other event shall occur or condition shall exist under the Credit Agreement or any other agreement, mortgage, indenture or instrument relating to Material Indebtedness and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the Credit Agreement or such other agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement if it relates to any of (x) any financial covenant, (y) any Insolvency Proceeding or (z) the inability to pay debts as they become due, unless each of the Lenders or an Affiliate thereof are then a party to such related agreement and have consented to such waiver under such related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a mandatory partial prepayment in accordance with the definitive documents governing such Debt), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j) any “Event of Default” (as defined in the Credit Agreement) shall occur under the Credit Agreement (for the avoidance of doubt, this clause (j) shall not be construed to limit the preceding clause (i));

(k) the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(l) any Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, on such Borrower’s board of managers or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Manager on such Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(m) [Reserved];

(n) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code (A) with regard to any assets of any Lamar Party, if either (x) such lien attaches to any portion of the Collateral or (y) such lien or the related failure to pay any Tax could reasonably be expected to result in a Material Adverse Effect or (B) with regard to any assets of any Borrower, and with respect to clause (A) or (B) above, such lien shall not have been released within ten (10) Business Days following notice or knowledge thereof or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or 4068 of ERISA with regard to any of the assets of any Lamar Party;

(o) (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Lamar Party or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any Lamar Party or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by any Lamar Party or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any Lamar Party or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, and with respect to each of clause (i) through (ix), any such events or conditions either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(p) [Reserved];

(q) a Purchase and Sale Termination Event shall occur under any Purchase and Sale Agreement;

(r) any Borrower shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(s) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Lamar Party (or any of their respective Affiliates) shall so state in writing;

(t) Holdings has (i) any direct Subsidiary other than the Performance Guarantor, (ii) any direct ownership of any operating assets or (iii) any direct ownership of any material assets other than its direct ownership of the Performance Guarantor;

(u) a Financial Covenant Event shall occur; or

(v) one or more judgments or decrees shall be entered against any Lamar Party, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $100,000,000 (or solely with respect to any Borrower, $15,775), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Lamar Party or any Affiliate thereof to enforce any such judgment;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrowers (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in clause (e) of this Section 10.01 with respect to any Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with any Borrower or any Affiliate thereof and any Person who may do business with or own securities of any Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The

Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or any Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of each Lamar Party and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning any Lamar Party that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrowers, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrowers.

(a) Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, each Borrower, jointly and severally, hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including reasonable and documented Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted solely from the fraud, gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification or material breach by such Borrower Indemnified Party of this Agreement or any other Transaction Document, (b) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (c) Borrower Indemnified

Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, each Borrower shall, jointly and severally, pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i) any Pool Receivable which any Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by any Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of any Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by any Borrower to comply with the Federal Assignment of Claims Act (or any other similar Applicable Law) or any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, (x) a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (y) any dispute between an Advertiser Obligor and the related Agency Obligor as to which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertiser Obligor remits payment to an Agency Obligor)), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii) any failure of any Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with Affiliate Collections);

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi) any failure of any Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to any Originator, any Borrower, the Servicer or any other Person on their behalf within one hundred twenty (120) days of such receipt;

(xiv) any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by any Borrower or any Affiliate of any Borrower in servicing, administering or collecting any Pool Receivable;

(xv) any failure of any Borrower or any Originator to perform any of their respective duties or obligations under any Contract related to any Unperformed Receivable;

(xvi) the failure by any Borrower to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes;

(xvii) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xviii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xix) any action taken by the Administrative Agent as attorney-in-fact for any Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xx) the failure or delay of Collections of Pool Receivables mailed to a Mail-Box to be deposited directly into a Collection Account;

(xxi) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xxii) the use of proceeds of any Credit Extension; or

(xxiii) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b) If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrowers shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrowers and their Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrowers and their Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrowers under this Section shall be in addition to any liability which the Borrowers may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrowers and the Borrower Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a) The Servicer hereby agrees to indemnify and hold harmless the Borrowers, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, reasonable and documented Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the fraud, gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification or a material breach by such Servicer Indemnified Party of this Agreement or any other Transaction Document, (ii) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) any funds that are remitted by or on behalf of any Advertiser Obligor to an Agency Obligor with respect to any Sequential Receivable that are not subsequently remitted by or on behalf of such Agency Obligor to any Originator, any Borrower, the Servicer or any other Person on their behalf within one hundred twenty (120) days of such receipt;

(v) any failure of the Servicer to perform any of its duties or obligations under any Contract related to any Unperformed Receivable;

(vi) the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with Affiliate Collections);

(vii) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(viii) the failure or delay of Collections of Pool Receivables mailed to a Mail-Box to be deposited directly into a Collection Account;

(ix) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(x) the payment of any Permitted Disbursement; or

(xi) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b) If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrowers or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Lenders (and, in the case of any amendment, also signed by the Borrowers), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Lender:

(i) change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;

(ii) reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii) except in connection with a transaction permitted by this Agreement, release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(iv) except in connection with a transaction permitted by this Agreement, release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(v) change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(vi) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender, (B) no amendment, waiver or consent shall reduce any Fees payable by any Borrower to any Lender or delay the dates on which any such Fees are payable, in either case, without the consent of such Lender and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vi) above and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.

(a) Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i) except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrowers, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Servicer, the Administrative Agent, the Lenders, and the other Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, the Servicer or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the Servicer.

(d) Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, and

(ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Lenders, the Borrowers and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause(b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided, that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or a Lender, so long as no Event of Default has occurred and is continuing, such assignment shall require the Borrowers’ consent (not to be unreasonably withheld, conditioned or delayed).

(g) Assignments by a Borrower or the Servicer. Neither any Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Lender or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of any Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrowers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable and documented Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrowers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable and documented Attorney Costs), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings; Limitation on Payments. Each of the Borrowers, the Servicer, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default. The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06. Confidentiality.

(a) Each of the Borrowers and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party), except as the Administrative Agent and each Lender may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through any Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law (including applicable SEC requirements), or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, each Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrowers and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrowers, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided, that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, following the public disclosure by Holdings of this Agreement and the transactions contemplated hereby pursuant to applicable securities laws, the Borrowers consent to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b) Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning each Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as any Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clauses (iv) and (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality (including by using reasonable efforts to limit the scope of such disclosure) and will (unless otherwise prohibited by Applicable Law) notify the Borrowers and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) ”Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided, that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY

BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided, that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by any Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrowers and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to any Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of any Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by any Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Borrowers have structured this Agreement with the intention that the Loans and the obligations of the Borrowers hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrowers, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture, or similar relationship between the TRS Borrower and the QRS Borrower or between owner of the TRS Borrower and owner of the QRS Borrower, and each of owner of the TRS Borrower and owner of the QRS Borrower may incur obligations between each other to economically allocate the Loans or Commitment received in respect of each of the Borrowers to the applicable owner of the Borrowers. The Borrowers, the Servicer, the Administrative Agent and the other Credit Parties acknowledge that Holdings must comply with certain requirements in order to qualify as a REIT and further agree to conduct their affairs, and to cause their affiliates to conduct their affairs, in a manner so as to allow Holdings (or its successor) to qualify as a REIT under all applicable laws, rules and regulations until such time as the Board of Directors of Holdings (or its successor) deems it in the best interests of Holdings (or its successor) and its stockholders for Holdings (or its successor) not to remain qualified as a REIT.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrowers and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Lamar Parties, which information includes the name, address, tax identification number and other information regarding the Lamar Parties that will allow the Administrative Agent and the other Credit Parties to identify the Borrowers, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, any Borrower or the Servicer against amounts owing by any Borrower or the Servicer hereunder (even if contingent or unmatured); provided, that such Credit Party shall notify such Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Post-Closing Covenants.

(a) On or prior to the Post-Closing Date, the Borrowers and the Servicer shall deliver to the Administrative Agent a fully executed Account Control Agreement with respect to the Collection Account, in form and substance reasonably satisfactory to the Administrative Agent.

(b) No later than 30 days following the date hereof (or such later date as the Administrative Agent shall consent to in writing), the Borrowers and the Servicer shall deliver to the Administrative Agent written opinions of counsel to the Lamar Parties, in form and substance reasonably satisfactory to the Administrative Agent, covering each of the following items: (i) security interest perfection matters with respect to each Lamar Party organized in any jurisdiction other than Delaware and Louisiana, (ii) security interest perfection matters with respect to the Account Control Agreement and (iii) review of lien searches with respect to each Lamar Party organized in any jurisdiction other than Delaware and Louisiana.

(c) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Borrowers or the Servicer to timely perform its respective obligations under this Section 14.20 shall constitute an immediate Event of Default under this Agreement with no grace period.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LAMAR TRS RECEIVABLES, LLC, as a Borrower

By:
Name: Keith A. Istre
Title: Executive Vice President and Chief Financial Officer

LAMAR QRS RECEIVABLES, LLC, as a Borrower

By:
Name: Keith A. Istre
Title: Executive Vice President and Chief Financial Officer

LAMAR MEDIA CORP., as the Servicer

By:
Name: Keith A. Istre
Title: Executive Vice President and Chief Financial Officer

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:
Name:
Title:

S-2	Receivables Financing Agreement